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                     AMENDED AND RESTATED DISTRIBUTION PLAN

                             FMB MONEY MARKET FUND


         WHEREAS, FMB Funds, Inc. ("Company") is an open-end, management investment company and is registered as such under the Investment Company Act of 1940, as amended ("Act"); and

         WHEREAS, the Company adopted a Distribution Plan dated March 1, 1992 ("Plan") pursuant to Rule 12b-1 under the Act on behalf of the Consumer Service Class of the FMB Money Market Fund ("Fund"), and such Plan was approved by "vote of a majority of the outstanding voting securities" of the Fund's Consumer Service Class; and

         WHEREAS, the Board of Directors, including a majority of the Qualified Directors (as defined below) has determined to amend and restate the Plan;

         NOW THEREFORE, the Plan is hereby amended and restated on the following terms and conditions:

         Section 1. Pursuant to the Plan, the Fund may reimburse the Company's distributor ("Distributor"), monthly (subject to a limit of 0.25% per annum of the Fund's Consumer Service Class' average daily net assets), for costs and expenses of the Distributor in connection with the distribution of Fund shares of its Consumer Service Class. These costs and expenses include (i) costs of advertising by radio, television, newspapers, magazines, brochures, sales literature, direct mail or any other form of advertising, (ii) expenses of sales employees or agents of the Distributor, including salary, commissions, travel and related expenses, (iii) payments to broker-dealers and financial institutions for services in connection with the distribution of shares of the Fund's Consumer Service Class, including promotional incentives and fees calculated with reference to the average daily net asset value of shares of the Fund's Consumer Service Class held by shareholders who have a brokerage or other service relationship with the broker-dealer or other institution receiving such fees, (iv) costs of printing prospectuses and other materials to be given or sent to prospective investors in the Fund's Consumer Service Class and (v) such other similar costs and expenses as the Directors determine to be reasonably calculated to result in the sale of shares of the Fund's Consumer Service Class.

         Section 2. Unless earlier terminated in accordance with its terms, the Plan will continue in effect for so long as the continuance is specifically approved at least annually by vote of a majority of both (a) the Directors of the Company and (b) the Qualified Directors, cast in person at a meeting (or meetings) called for the purpose of voting on such approval.

         Section 3. The Company shall provide to the Company's Board of Directors and the Directors shall review, at least quarterly, a written report of the amounts expended by the Company under the Plan and each related agreement and the purposes for which such expenditures were made.


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         Section 4.  The Plan may be terminated at any time by vote of a majority of the Qualified Directors or by vote of a majority of the outstanding voting securities of the Fund's Consumer Service Class.

         Section 5. All agreements related to the Plan shall be in writing and shall be approved by vote of a majority of both (a) the Directors of the Company and (b) the Qualified Directors, cast in person at a meeting called for the purpose of voting on such approval. Any agreement related to the Plan shall provide:

         A. That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Qualified Directors or by vote of a majority of the outstanding voting securities of the Fund's Consumer Service Class, on not more than 60 days' written notice to any other party to the agreement; and

         B. That such agreement shall terminate automatically in the event of its "assignment" (as defined below).

         Section 6. The Plan may not be amended to increase materially the amount that may be expended by the Fund pursuant to the Plan without the approval by a vote of a majority of the outstanding voting securities of the Fund's Consumer Service Class, and no material amendment to the Plan shall be made unless approved by vote of a majority of both (a) the Directors of the Company and (b) the Qualified Directors, cast in person at a meeting (or meetings) called for the purpose of voting on such approval.

         Section 7. While the Plan is in effect, the selection and nomination of each Director who is not an "interested person" (as defined below) of the Company shall be committed to the discretion of the Directors who are not interested persons.

         Section 8. The Company shall preserve copies of the Plan, each related agreement and each report made pursuant to Section 4 hereof, for a period of not less than six years from the date of the Plan, such agreement or such report, as the case may be, the first two years in an easily accessible place.

         Section 9. As used in the Plan, (a) the terms "assignment," "interested person" and "vote of a majority of the outstanding voting securities" shall have the respective meanings specified in the Act and the rules and regulations thereunder, subject to such exemption as may be granted by the Securities and Exchange Commission, and (b) the term "Qualified Directors" shall mean the Directors of the Company who are not interested persons of the Company and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan.

Dated:   March 31, 1992,
         as amended and
         restated as of
         March 1, 1996